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[GRAPHIC OMITTED]                                              [GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

CONTACTS:
Wayne A. August            Judy Brennan/Isadora Kriegel         Joseph P. Jahnke
Investor Relations         Sard Verbinnen & Co., Inc.           CFO
RailAmerica, Inc.          212-687-8080                         RailTex, Inc.
561-994-6015                                                    210-841-7600

                RAILAMERICA TO ACQUIRE RAILTEX, CREATING WORLD=S
              LARGEST SHORT LINE/REGIONAL FREIGHT RAILROAD OPERATOR

           Transaction Expected to be Accretive to Earnings Per Share
                           --------------------------

Boca Raton, FL and San Antonio, TX -- October 14, 1999 -- RailAmerica, Inc. (NASDAQ: RAIL) and RailTex, Inc. (NASDAQ: RTEX) today announced that RailAmerica will acquire RailTex, creating the world's largest short line/regional freight railroad operator, with expected first year revenues of approximately $450 million. Upon completion of the acquisition, RailAmerica will own or have equity interests in 51 railroads operating over 12,500 total track miles in key regions of the United States, Canada, Chile, Mexico and Australia.

     Under terms of the definitive acquisition agreement, unanimously approved by the Boards of both companies, RailAmerica will acquire all of the outstanding stock of RailTex. The transaction is valued at approximately $325 million, including the assumption of RailTex's outstanding long term debt. RailTex=s shareholders will receive $13.50 in cash and two-thirds of a share of RailAmerica stock in exchange for each share of RailTex stock. At the market close on October 13, 1999, the value to RailTex shareholders was approximately $20 per share. Following the transaction, RailTex shareholders will own approximately 35% of the combined company. The transaction, which is expected to close in early 2000, is subject to shareholder approval by both companies, any necessary regulatory approvals and other customary closing conditions.

     RailAmerica states that the transaction, which will be accounted for using the purchase method of accounting, is expected to be accretive to its cash flow and earnings per share. Synergies of the combined operations are expected to approximate at least $10 million. Following completion of the transaction, RailAmerica will generate approximately 75% of its EBITDA from its North American operations, and will employ approximately 2,600 people worldwide.

     The short line/regional railroad sector comprises about one-third of the nation=s rail lines, representing more than 500 railroads. Short line railroads have become increasingly important due to their ability to provide highly customized services to shippers of all sizes, particularly since the recent spate of Class I railroad company mergers. RailTex, operating 26 railroads over approximately 4,100 route miles, is currently North America's largest short line railroad company, with operations concentrated in the southeastern, midwestern and New England regions of the United States, as well as Eastern Canada and Mexico. RailAmerica owns or has equity interests in 25 short line and regional railroads operating more than 8,400 route miles in the United States, Australia, Canada and the Republic of Chile.


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     "The combination of RailAmerica and RailTex is extremely compelling on a number of fronts," said Gary O. Marino, RailAmerica's Chairman, President and Chief Executive Officer, who will continue in those same roles. "This acquisition will result in significant cost efficiencies and earnings accretion. It also brings strong complementary management talent to RailAmerica and establishes a solid platform for us to become the world's premier, cost-efficient and customer-focused operator of short line and regional railroads."

     Marino continued: "We will have a stronger balance sheet, a significantly larger market capitalization, enhanced shareholder liquidity and a more diversified, balanced portfolio of North American and international railroads that should provide superior performance under ever-changing economic conditions. We expect that with RailAmerica's increased scale, reputation for customer service and safety, and its proven ability to efficiently integrate railroad operations, we will see increased opportunities for future growth and further execution of our strategic vision."

     Said Ronald Rittenmeyer, Chairman, President and Chief Executive Officer of RailTex, "This is an excellent opportunity for our shareholders who will receive significant immediate value for their investment and the upside of participating in the ownership of an even stronger player in the short line and regional railroad sector. Our impressive portfolio of North American properties, added to RailAmerica's solid domestic rail base and expanding international portfolio, will create a company that should provide enhanced equity value that will benefit all shareholders. Historically, both RailTex and RailAmerica have achieved strong market positions through the implementation of disciplined acquisition strategies. Both companies purchased properties which were believed to be undervalued, or where value could be enhanced by improved management and aggressive marketing initiatives. These attributes should be strengthened by the combining of these two companies." Rittenmeyer will remain as an advisor and consultant to RailAmerica after completion of the transaction.

     Credit Suisse First Boston is acting as financial advisor to RailAmerica, and Chase Securities is acting as financial advisor to RailTex. RailAmerica has obtained commitments for financing of this transaction provided by affiliates of Donaldson, Lufkin & Jenrette Securities Corporation.

     RailTex, Inc. (www.railtex.com) is North America's leading operator of short line freight railroads, concentrated in the southeastern and midwestern United States, as well as in the Great Lakes and New England regions of the United States, and Eastern Canada.

     RailAmerica, Inc. (www.railamerica.com) is a diversified international transportation company that owns or has equity interests in 25 short line and regional railroads operating more than 8,400 route miles in the United States, Australia, Canada and the Republic of Chile. The Company also owns Kalyn/Siebert, L.P. and Kalyn/Siebert, Canada, Inc., specialty truck trailer manufacturers with production facilities in Gatesville, Texas and Trois-Rivieres, Quebec, Canada.

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This press release contains forward-looking statements regarding future events and the performance of RailAmerica and RailTex that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate operations, availability of financing, economic conditions, customer demand, increased competition in the relevant market, and others. We refer you to the documents that RailAmerica and RailTex files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.